Exhibits 5.2 and 23.3

November 15, 2024

EUSHI Finance, Inc.

37 Route 236

Kittery Properties, Suite 101

Kittery, ME 03904

Dear Sirs/Mesdames:

EUSHI Finance, Inc. – Offer to Exchange All Outstanding US$500,000,000 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 for US$500,000,000 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 which have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

I, Brian C. Curry, the Corporate Secretary of Emera Incorporated (the “Company”), have acted in such capacity in connection with EUSHI Finance, Inc.’s (“EUSHI Finance”), offer (the “Exchange Offer”) to exchange its 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 (the “New Exchange Notes” and, together with the related guarantees by the Company and Emera US Holdings Inc. (“EUSHI” and, together with the Company, the “Guarantors,” such guarantees collectively, the “New Exchange Guarantees”, each one, a “New Exchange Guarantee”), and collectively, the “New Exchange Securities”), for any and all of its outstanding 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 (the “Old Notes” and, together with the related guarantees by the Guarantors (the “Old Guarantees”), collectively, the “Old Subordinated Securities”) pursuant to the registration statement on Form F-10/S-4 (the “Registration Statement”) filed by EUSHI Finance and the Guarantors with the Securities and Exchange Commission.

The Old Subordinated Securities were issued and the New Exchange Securities will be issued pursuant to an indenture dated June 18, 2024 (the “Base Indenture”), as amended and supplemented by a first supplemental indenture dated June 18 2024 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), in each case, among the EUSHI Finance, as issuer, the Guarantors, as guarantors, and Equiniti Trust Company, LLC, as trustee (the “Trustee”).

As counsel to the Company, I have examined originals or copies, certified or otherwise to my satisfaction, of the following:

1.	the Registration Statement;

2.	a prospectus relating to the Exchange Offer (the “Prospectus”), as set forth in the Registration Statement;

3.	the documents incorporated by reference in the Prospectus;

4.	resolutions of the Board of Directors of the Company approving and authorizing, among other things, the creation, issuance, sale and delivery by the Company of the New Exchange Securities, the execution and filing of the Prospectus, the filing of the Registration Statement, the execution of the Indenture and the Exchange Offer; and

5.	the Indenture.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, records of corporate proceedings, certificates and acknowledgements of governmental officials and others and such other material as I have considered necessary or appropriate for the purpose of the opinions hereinafter expressed.

For purposes of the opinions hereinafter expressed, I have assumed:

(i)	the genuineness of all signatures (whether on originals or copies of documents), the legal capacity of all individuals, the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as certified, conformed, photostatic or facsimile copies thereof; and

(ii)	that each of the documents, instruments or agreements executed in connection with the Exchange Offer are within the capacity of, and have been validly authorized, executed and delivered and, if applicable, certified by, and constitute legal, valid, binding and enforceable obligations of, each party other than the Company.

The opinions expressed below are limited to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein (the “Applicable Laws”), as such laws exist and are construed as of the date hereof. In addition, the opinions expressed below do not extend to the effect or applicability of any Canadian federal, provincial, territorial and local laws, rules or regulations relating to the regulation of the generation, transportation, distribution or delivery of electricity, natural gas, oil or other specially regulated commodities or services, including pipelines, transmission lines, storage facilities and related facilities and equipment, or the import or export of such commodities or services.

In giving the opinion in paragraph 1 below as to the existence of the Company, I have also relied on a Certificate of Status dated November 15, 2024 issued by the Registrar of Joint Stock Companies in respect of the Company.

Based upon the foregoing, and subject to the qualifications expressed herein, I am of the opinion that:

1.	the Company is a company incorporated and existing under the laws of Nova Scotia;

2.	the Company has the corporate power to enter into and deliver its New Exchange Guarantee and to perform its obligations thereunder;

3.	the Indenture has been duly authorized and, to the extent execution and delivery are governed by the Applicable Laws, executed and delivered by the Company;

4.	the New Exchange Guarantee has been duly authorized and, to the extent execution and delivery are governed by the Applicable Laws, executed and delivered by the Company;

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to my name under the caption “Validity of Securities” in the Prospectus, which is a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Davis Polk & Wardwell LLP, U.S. counsel to the Company, may rely upon this opinion in rendering its opinion of even date herewith.

Yours very truly,

/s/ Brian C. Curry

Brian C. Curry

Corporate Secretary